Exhibit 23.5
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
          As independent registered public accountants, we hereby consent to the incorporation of our report dated March 22, 2010 relating to the consolidated financial statements of Dover Saddlery, Inc. and subsidiaries as of and for the years ended December 31, 2009 and 2008 included in this Annual Report on Form 10-K, into the Company’s previously filed Registration Statement on Form S-8 (File No. 333-132951) pertaining to the 1999 Stock Option Plan and the 2005 Equity Incentive Plan of Dover Saddlery, Inc.
/s/ Caturano and Company, P.C.
Boston, Massachusetts
March 30, 2010